CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ideal Power Inc.

We hereby consent to the use in the Prospectus constituting a part of this pre-effective Form S-3 Registration Statement of our report dated March 29, 2017, relating to the balance sheets of Ideal Power Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, which is included in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.
March 31, 2017
Santa Monica, California